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                                                                    Exhibit 10.6

AMENDMENTS TO 1995 STOCK OPTION PLAN AND 1995 STOCK OPTION PLAN FOR ELIGIBLE OUTSIDE DIRECTORS

         RESOLVED, that Section 8(e) of the 1995 Plan, and Section 6(e) of the Amended and Restated 1995 Stock Option Plan for Eligible Outside Directors of the Company, shall each be amended to read as follows so that such amended provisions shall apply to all stock options under such plans:

                 "(e) Payment of Withholding. Upon exercise of an Option by an Optionee who is then subject to the reporting and other provisions of
         Section 16 of the Act, such number of shares otherwise issuable shall, if requested in writing by the Optionee, be reduced by the amount necessary to satisfy the Optionee's U.S. federal and, where applicable, state and local tax withholding requirements. The number of shares so withheld shall have an aggregate Fair Market Value as of the date of exercise sufficient to satisfy the applicable withholding taxes. The Options for such number of shares withheld shall be deemed to have been exercised for all purposes hereunder. Otherwise, the Committee may, in its discretion, require an Optionee to pay to the Company at the time of exercise of an Option or portion thereof the amount that the Company deems necessary to satisfy its obligations to withhold Federal, state or local income or other taxes incurred by reason of the exercise."





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